Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Depomed, Inc. 2004 Equity Incentive Plan and the Depomed, Inc. 2004 Employee Stock Purchase Plan, of our reports dated March 8, 2012, with respect to the  financial statements and schedule of Depomed, Inc. and the effectiveness of internal control over financial reporting of Depomed, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

May 25, 2012